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                                                                     Exhibit 3-B

                           BY-LAWS OF DANA CORPORATION

                            ARTICLE I. EFFECTIVE DATE

1.1 EFFECTIVE DATE. These By-Laws are adopted by the Board of Directors (the Board) of Dana Corporation (Dana) effective April 20, 2004.

                               ARTICLE II. OFFICES

2.1 REGISTERED OFFICE. Dana's registered office shall be the law office of Hunton & Williams, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219.

2.2 PRINCIPAL BUSINESS OFFICE. Dana's principal business office shall be located at 4500 Dorr Street, Toledo, Ohio 43615, with a mailing address of P.O. Box 1000, Toledo, Ohio 43697.

                       ARTICLE III. SHAREHOLDERS' MEETINGS

3.1      ANNUAL AND SPECIAL MEETINGS.

         (a) ANNUAL MEETINGS. An annual meeting of shareholders to elect directors and conduct such other business as is properly presented shall be held each year at such date, time and place as the Board may fix.

         (b) SPECIAL MEETINGS. A special meeting of shareholders may be called by the Board (acting by a majority of directors when a quorum is present, as provided in Section 4.6), the Chairman of the Board or the President, to elect directors and/or transact such other business as is described in the notice of meeting, at the date, time and place designated therein. Only business within the purpose(s) described in the meeting notice shall be conducted at the meeting.

         (c) RECORD DATE. The date for determining shareholders entitled to receive notice of and to vote at each annual and special meeting and any adjournments or postponements thereof shall be fixed in accordance with applicable provisions of the Virginia Stock Corporation Act (Virginia Law), the Securities Exchange Act of 1934, as amended (the Exchange Act), the rules and regulations promulgated by the Securities and Exchange Commission (SEC) under the Exchange Act (the SEC Rules) and the rules and standards of the New York Stock Exchange (NYSE Rules).

3.2      NOTICE OF MEETINGS.

         (a) TIMING OF NOTICE. A notice stating the place, day and hour of every meeting of the shareholders and, in case of a special meeting, the purpose(s) for which the meeting is called, shall be mailed to each shareholder of record entitled to vote at such meeting at the address that appears on Dana's share transfer books. Such notice shall be given not less than ten or more than 60 calendar days before the date of the meeting, except that a notice of a shareholders' meeting to act on an amendment of Dana's Articles of Incorporation (Dana's Articles), a plan of merger, share exchange, domestication or entity conversion, a proposed sale of all or substantially all of Dana's assets otherwise than in the usual and regular course of business, or the dissolution of Dana shall be given not less than 25 or more than 60 calendar days before the date of the meeting and shall be

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                  accompanied, as appropriate, by a copy of the proposed
                  amendment, plan of merger, share exchange, domestication, entity conversion or sale agreement.

         (b) ELECTRONIC TRANSMISSION. Without limiting the manner by which notice of a shareholders' meeting may otherwise be given effectively to shareholders, any notice to shareholders given by Dana under any provision of Virginia Law or Dana's Articles or By-Laws shall be effective if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to the Secretary, delivered to Dana's principal business office. Any consent shall be deemed revoked if Dana is unable to deliver by electronic transmission two consecutive notices given in accordance with such consent and such inability becomes known to the Secretary, the transfer agent or other person responsible for the giving of notice, provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 3.2(b) shall be deemed given (i) if by facsimile telecommunication, when directed to a number at which the shareholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, when such notice is directed to the record address of the shareholder or to such other address at which the shareholder has consented to receive notice, upon the later of such posting or the giving of such separate notice; and (iv) if by any other form of electronic transmission, when consented to by the shareholder.

         (c) POSTPONEMENT AND CANCELLATION. The Board may postpone or cancel any shareholders' meeting at any time prior to the designated meeting date by means of a press release distributed through PR Newswire or a comparable national news service or by means of a document filed with the SEC (in either case, a Public Announcement).

3.3 SHAREHOLDER NOMINATIONS TO BE PRESENTED AT ANNUAL MEETINGS. Shareholder nominations for directors to be presented at an annual shareholders' meeting must comply with such requirements as may be imposed by Virginia Law, the Exchange Act and the SEC Rules, and, to the extent not inconsistent with the foregoing, the following procedures.

         (a) DELIVERY. The nomination must be in writing and addressed and delivered to the Chairman of the Governance and Nominating Committee, at Dana's principal business office, before the close of business on the 90th calendar day before the anniversary date of the previous year's annual meeting (or, if the meeting is called for a date not within 30 calendar days before or after such anniversary date, before the close of business on the tenth calendar day following the date on which Dana first mails the notice of the meeting or makes a Public Announcement of the meeting date, whichever occurs first).

         (b) CONTENTS. The nomination must include the following information and representations:

                  (i) the names and addresses of the shareholders of record (as they appear on Dana's share transfer books) and all beneficial owners on whose behalf the nomination is made;

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                  (ii)     the class and number of Dana shares which are owned
                           of record and beneficially by the nominating shareholders;

                  (iii) such information about the nominee as would be required to be disclosed under the Exchange Act and the SEC Rules;

                  (iv) a description of all understandings and arrangements between the nominating shareholders and any other person or entity in connection with the nomination;

                  (v) the nominee's written consent to serve as a director if elected;

                  (vi) a representation that the nominating shareholders intend to appear in person or by qualified representative at the meeting to present the nomination; and

                  (vii) a representation stating whether the nominating shareholders intend, or are part of a group that intends, to solicit proxies from other shareholders in support of the nomination.

3.4 SHAREHOLDER PROPOSALS TO BE CONSIDERED FOR INCLUSION IN DANA'S PROXY MATERIALS FOR ANNUAL MEETINGS. Shareholder proposals to be considered for inclusion in Dana's proxy materials for an annual shareholders' meeting must constitute a proper matter for shareholder action and comply with such requirements as may be imposed by Virginia law, the Exchange Act and the SEC Rules, and, to the extent not inconsistent with the foregoing, the following procedures.

         (a) DELIVERY. The proposal must be in writing and addressed and delivered to the Chairman of the Governance and Nominating Committee, at Dana's principal business office, before the close of business on the 120th calendar day before the date of Dana's proxy statement released to shareholders in connection with the previous year's annual meeting (or, if the meeting is called for a date not within 30 calendar days before or after such anniversary date, a reasonable time before Dana begins to print and mail its proxy materials).

         (b) CONTENTS. The proposal must include the following information and representations:

                  (i) the names and addresses of the shareholders of record (as they appear on Dana's share transfer books) and all beneficial owners on whose behalf the proposal is made;

                  (ii) the class and number of Dana shares which are owned of record and beneficially by the proposing shareholders;

                  (iii) the text of the proposal (including the text of any resolutions proposed for consideration, and, if the proposal relates to an amendment of Dana's Articles or By-Laws, the language of the proposed amendment) and such other information about the proposal as would be required to be disclosed under the Exchange Act and the SEC Rules;

                  (iv) a representation that the proposing shareholders intend to appear in person or by qualified representative at the meeting to present the proposal; and

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                  (v)      a representation stating whether the proposing
                           shareholders intend, or are part of a group that intends, to solicit proxies from other shareholders in support of the proposal.

3.5 OTHER SHAREHOLDER PROPOSALS TO BE PRESENTED AT ANNUAL MEETINGS. Shareholder proposals other than those described in Section 3.4 which are intended to be presented at an annual shareholders' meeting must
         (i) constitute a proper matter for shareholder action; (ii) be in writing and delivered to the Chairman of the Governance and Nominating Committee, at Dana's principal business office, before the close of business the 90th calendar day before the anniversary date of the previous year's annual meeting (or, if the meeting is called for a date not within 30 calendar days before or after such anniversary date, before the close of business on the tenth calendar day following the date on which Dana mails the notice of the meeting or makes a Public Announcement of the meeting date, whichever occurs first) and (iii) include the information and representations described in Section 3.4(b).

3.6 DIRECTOR NOMINATIONS AND SHAREHOLDER PROPOSALS TO BE PRESENTED AT SPECIAL MEETINGS. Shareholder nominations for directors to be voted on at any special shareholders' meeting at which directors are to be elected, and shareholder proposals related to the business to be conducted at any special meeting, must be in writing and delivered to the Chairman of the Governance and Nominating Committee, at Dana's principal business office, before the close of business on the tenth calendar day following the date on which Dana first mails the notice of the meeting or makes a Public Announcement of the meeting date, whichever occurs first. Such director nominations must include the information and representations described in Section 3.3(b) and such shareholder proposals must constitute a proper matter for shareholder action and include the information and representations described in
         Section 3.4(b).

3.7.     CONDUCT OF SHAREHOLDERS' MEETINGS.

         (a) MEETING CHAIRMAN. Shareholders' meetings shall be chaired by the Chairman of the Board or by such person as he or she may designate (in either event, the Meeting Chairman), provided that, in the absence of the Chairman of the Board or such delegate, the Secretary or such person as the Secretary may designate shall serve as the Meeting Chairman.

         (b) MEETING PROCEDURES. Subject to any applicable provisions of Virginia Law, the Exchange Act, the SEC Rules, Dana's Articles and other provisions of these By-Laws, the Meeting Chairman shall have the authority and duty:

                  (i) to determine and announce the rules of procedure for each shareholders' meeting and to rule on all procedural questions that may arise during or in connection with the meeting; and

                  (ii) to determine whether any nomination or business proposed to be brought before the meeting has been properly brought (including whether any nominating or proposing shareholders, or the group of which they are a part, did or did not solicit proxies in support of the nomination or proposal in compliance with their representations) and, if the nomination or business has not been properly brought before the meeting, or, if applicable, the nominating or proposing shareholders or their qualified representatives do not appear before the meeting to present the nomination or proposal, to declare that the nomination or proposal be disregarded.

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         (c)      VOTING PROCEDURES. Any shareholder vote to be taken by written ballot may be satisfied by a ballot submitted by electronic transmission by the shareholder or the shareholder's proxy, provided that any such electronic transmission shall either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the shareholder or the shareholder's proxy.

         (d) ADJOURNMENTS. The Meeting Chairman, or the holders of a majority of the shares represented at any shareholders' meeting (whether or not constituting a quorum), may adjourn the meeting from time to time. No further notice need be given if the adjournment is for a period not exceeding 120 calendar days and the new date, time and place are announced at the adjourned meeting before adjournment. Otherwise, notice shall be given in accordance with Virginia Law and these By-Laws.

                         ARTICLE IV. BOARD OF DIRECTORS

4.1 AUTHORITY OF THE BOARD. The business and affairs of Dana shall be managed under the direction of the Board and all of Dana's corporate powers shall be exercised by or pursuant to the Board's authority.

4.2      NUMBER AND TERM OF DIRECTORS.

         (a) NUMBER AND TERM. Dana shall have such number of directors as the Board shall fix from time to time. Each director shall hold office until the next annual meeting of shareholders and the election and qualification of his or her successor, or until his or her earlier resignation or removal.

         (b) RESIGNATION. A director may resign at any time by giving written notice to any member of the Board or the Board Chairman or the President or the Secretary. Unless otherwise specified in the notice, the resignation shall take effect upon delivery and without Board action. A director's resignation shall not affect any contractual rights and obligations of Dana or the director, except as specified in any applicable contract.

         (c) VACANCIES. The Board may fill Board vacancies, including those resulting from director resignations or from an increase in the number of directors fixed by the Board, by majority vote of the remaining directors, whether or not such number constitutes a quorum.

4.3 CHAIRMAN OF THE BOARD. The Board shall elect a Chairman (the Board Chairman) from its members, to provide leadership to the Board in discharging its functions; set the Board meeting schedule and agenda; preside at all meetings of the Board; act as a liaison between the Board and Dana's management; and, with the Chief Executive Officer, represent Dana to shareholders, investors and other external groups. The Board Chairman shall serve at the pleasure of the Board and may be removed from office by the Board at any time. If the Board Chairman is unable to perform his or her duties due to illness, incapacity or for any other reason, the Chairman of the Governance and Nominating Committee (or the committee performing the equivalent functions) shall have his or her power and duties unless the Board designates another director to serve as Board Chairman.

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4.4      BOARD MEETINGS.

         (a) REGULAR MEETINGS. The Board shall hold regular meetings at such dates, times and places as it may determine from time to time, and no notice thereof need be given other than such determination. However, if the date, time or place of any regular meeting is changed, notice of the change shall be given to all directors in the manner provided in Section 4.5(a).

         (b) SPECIAL MEETINGS. The Board Chairman or a majority of the directors then in office may call a special meeting of the Board at any date, time and place by causing the Secretary to give notice thereof to all directors in the manner provided in
                  Section 4.5(a). Neither the purpose of the meeting nor the business to be transacted need be specified in the notice of meeting, except for a proposed amendment to Dana's By-Laws.

         (c) EXECUTIVE SESSIONS. An executive session of non-management directors shall be held without Dana management in conjunction with each regular Board meeting. The executive sessions shall be chaired by the non-management Committee chairmen in rotation. If the non-management directors include any directors who are not "independent" as defined in the NYSE Rules, then at least once a year there shall be an executive session comprised solely of such "independent" directors.

         (d) PARTICIPATION IN MEETINGS. Directors may participate in any Board meeting by any means of communication by which all directors participating may simultaneously hear each other during the meeting and directors participating by this means shall be deemed to be present in person at the meeting.

4.5      NOTICE OF BOARD MEETINGS.

         (a) MANNER OF GIVING NOTICE. Notices required under Sections 4.4(a) and (b) shall be given to directors by means of (i) a written notice mailed at least five calendar days before the meeting, (ii) a written notice delivered in person, by recognized courier service or by telecopy or facsimile at least one business day before the meeting, or (iii) by telephone notification given at least 12 hours before the meeting. Notices hereunder may be given by a form of electronic transmission consented to by the director to whom the notice is given. Any such consent of a director shall be revocable by the director by written notice to the Secretary. Any such consent shall be deemed revoked if (i) Dana is unable to deliver by electronic transmission two consecutive notices given by Dana in accordance with such consent and (ii) such inability becomes known to the Secretary or other person responsible for the giving of notice, provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. A notice given by electronic transmission shall be deemed given
                  (i) if by facsimile telecommunication, when directed to a number at which the director has consented to receive notice;
                  (ii) if by electronic mail, when directed to an electronic mail address at which the director has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the director of such specific posting when such notice is directed to an address at which the director has consented to receive notice, upon the later of such posting or the giving of such separate notice; and
                  (iv) if by any other form of electronic transmission, when consented to by the director.

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         (b)      WAIVER OF NOTICE. A director may waive any notice of meeting required under Virginia Law or Dana's Articles or By-Laws, before or after the date and time set out in the notice, by signed written waiver submitted to the Secretary and filed with the minutes of the meeting. A director's attendance or participation at any meeting shall constitute a waiver of notice of the meeting unless the director objects, at the beginning of the meeting or promptly upon his or her arrival, to holding the meeting or to transacting business at the meeting and thereafter does not vote on or assent to actions taken at the meeting.

4.6 QUORUM, BOARD ACTION. A majority of the directors shall constitute a quorum of the Board. If a quorum is present when a vote is taken, the affirmative vote of the majority of directors present shall constitute the act of the Board, provided that the authorization, approval or ratification of any transaction in which a director has a direct or indirect personal interest shall also be subject to the provisions of Virginia Law.

4.7 BOARD ACTION WITHOUT A MEETING. Any action required or permitted to be taken at a Board meeting may be taken without a meeting if the action is taken by all members of the Board. The action shall be evidenced by one or more written consents, signed by each director either before or after the action is taken and filed with the minutes of the meeting. The action shall be effective when the last director signs his or her consent unless the consent specifies a different effective date, in which event the action taken shall be effective as of the date specified therein, provided that the consent states the date of execution by each director.

                           ARTICLE V. BOARD COMMITTEES

5.1 CREATION OF COMMITTEES. The Board may create and dissolve Board Committees as it deems appropriate, provided that there shall at all times be an Audit Committee, a Compensation Committee and a Governance and Nominating Committee, or committees performing the equivalent functions.

5.2 COMMITTEE CHARTERS. The Board shall adopt a charter for each Committee (other than ad hoc Committees formed for limited purposes and duration) setting out the Committee's purpose, organization, responsibilities and authority. The Board shall review such charters at least annually and may amend the charters from time to time, as it deems appropriate. Each Committee shall exercise such of the Board's powers as are authorized by the Board, subject to any limitations imposed by Virginia Law.

5.3 COMMITTEE MEMBERS AND CHAIRMAN. The Board shall appoint members of the Board to serve as members of the Committees and shall appoint a chairman for each Committee. The Board may remove or change the Committee members and chairmen as it deems appropriate, fill vacancies on the Committees and designate any other Board member to act in the place of any Committee member who is absent or disqualified from voting at any Committee meeting, provided that each Committee shall have at least such number of members as may be required by Virginia Law and the NYSE Rules, and that the members of the Audit, Compensation and Governance and Nominating Committees (or the committees performing equivalent functions) shall meet such independence, expertise and other requirements as are applicable under the SEC Rules and the NYSE Rules.

5.4 COMMITTEE MEETINGS AND PROCEDURES. Each Committee shall hold regular meetings at such dates, times and places as it may determine from time to time, and no notice

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         thereof need be given other than such determination. Sections 4.5 through 4.7 (which govern meetings, notices and waivers of notice, actions without meeting, and quorum and voting requirements for the Board and its members) shall also apply to the Committees and their members. Each Committee shall keep written records of its proceedings and shall report such proceedings to the Board from time to time as the Board may require.

                              ARTICLE VI. OFFICERS

6.1      APPOINTMENT AND TENURE OF OFFICERS.

         (a) APPOINTED OFFICERS. The Board shall appoint employees of Dana to serve in the offices listed in Section 6.2 and may establish such other offices (including assistant and subordinate offices) and appoint such Dana employees to serve in those offices as it deems appropriate. Any individual may simultaneously hold more than one office. Each appointed officer shall hold office until the appointment and qualification of his or her successor, or until his or her earlier resignation or removal. Appointment as an officer shall not, of itself, create any contractual rights in the individual or in Dana, including, without limitation, any rights in the individual for compensation beyond his or her term of office.

         (b) INCAPACITY. If any appointed officer is unable to perform his or her duties due to illness, incapacity or for any other reason, the Board may remove the individual from office or designate another person to serve in his or her place for so long as the Board deems appropriate. The Board may make such designations in advance.

         (c) REMOVAL AND RESIGNATION. The appointed officers shall serve at the pleasure of the Board and may be removed from office by the Board at any time, with or without cause. An officer may resign at any time by giving written notice to the Board Chairman or the Secretary. Unless otherwise specified in the notice, the resignation shall take effect upon delivery and without Board action. An officer's resignation shall not affect Dana's contractual rights (if any) with the officer.

6.2 OFFICERS AND DUTIES. The appointed officers shall perform the duties set forth herein and such other duties as may be required by Virginia Law and/or are commonly incident to their offices.

         (a) CHIEF EXECUTIVE OFFICER. The Chief Executive Officer (CEO) shall be Dana's principal executive officer, with responsibility for the general management of Dana's business affairs. The CEO shall (i) develop and recommend to the Board long-term strategies for Dana, annual business plans and budgets to support those strategies, and plans for management development and succession that shall provide Dana with an effective management team; (ii) serve as Dana's chief spokesperson to internal and external groups; and (iii) have such other duties as are assigned by the Board from time to time.

         (b) CHIEF OPERATING OFFICER. The Chief Operating Officer shall (i) oversee the management of Dana's day-to-day business in a manner consistent with Dana's financial and operating goals and objectives, continuous improvement in Dana's products and services, and the achievement and maintenance of satisfactory competitive positions within Dana's industries and (ii) have such other duties as are assigned by the Board, the Board Chairman and/or the CEO from time to time.

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         (c)      PRESIDENT. The President shall have such duties as are
                  assigned by the Board, the Board Chairman and/or the CEO from time to time.

         (d) CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall be Dana's principal financial officer and shall (i) be responsible for the overall management of Dana's financial affairs and (ii) have such other duties as are assigned by the Board, the Board Chairman and/or the CEO from time to time.

         (e) TREASURER. The Treasurer shall (i) have charge and custody of Dana's funds and securities, (ii) receive monies due and payable to Dana from all sources and deposit such monies in banks, trust companies, and depositories as authorized by the Board, and (iii) have such other duties as are assigned by the Board, the Board Chairman and/or the CEO from time to time.

         (f) SECRETARY. The Secretary shall (i) prepare and maintain minutes of all meetings of the Board and of Dana's shareholders; (ii) assure that notices required by Dana's Articles and By-Laws, Virginia Law or the Exchange Act are duly given; (iii) be custodian of Dana's seal (if any) and affix it as required; (iv) authenticate Dana's records as required; (v) keep or cause to be kept a register of the shareholders' names and addresses as furnished by them; (vi) have general charge of Dana's share transfer books; and (vii) have such other duties as are assigned by the Board, the Board Chairman and/or the CEO from time to time.

         (g) OTHER APPOINTED OFFICERS. Any other officers (including assistant and subordinate officers) appointed by the Board shall have such duties as are assigned by the Board, the Board Chairman and/or the CEO from time to time (and, in the case of assistant and subordinate officers, by the officers to whom they report).

6.3      AUTHORITY OF OFFICERS.

         (a) CONTRACTS AND INSTRUMENTS. Each of officers listed in Section 6.2(a) through (f), and such other individuals as the Board may authorize from time to time by resolution, shall have the power to enter into, sign (manually or through facsimile), execute and deliver contracts (including, without limitation, bonds, deeds and mortgages) and other instruments evidencing Dana's rights and obligations on behalf of and in the name of Dana.

         (b) SECURITIES OF OTHER ENTITIES. With respect to securities issued by another entity which are beneficially owned by Dana, each of the officers listed in Section 6.2(a) through (f), shall have the power (i) to attend any meeting of security holders of the entity and vote at such meeting; (ii) to execute in the name and on behalf of Dana such written proxies, consents, waivers or other instruments as he or she deems necessary or proper to exercise Dana's rights as a security holder of the entity; and (iii) otherwise to exercise all powers to which Dana is entitled as the beneficial owner of the securities.

         (c) DELEGATION OF AUTHORITY. Except as otherwise provided by law, each of the officers listed in Section 6.2(a) through (f) may delegate any of his or her powers to any other officer, employee or attorney-in-fact of Dana by written power of attorney.

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                          ARTICLE VII. INDEMNIFICATION

7.1 INDEMNIFICATION. Dana shall indemnify any of the following persons who was, is or may become a party to any "proceeding" (as such term is defined in Section 1 of Article SIXTH of Dana's Articles) to the same extent as if such person were specified as one to whom indemnification is granted in Section 3 of Article SIXTH of Dana's Articles: (i) any Dana director, officer or employee who was, is, or may become a party to the proceeding by reason of the fact that he or she is or was serving at Dana's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) any Dana employee who was, is, or may become a party to the proceeding by reason of the fact that he or she is or was an employee of Dana. In all cases, the provisions of Sections 4 through 7 of Article SIXTH of Dana's Articles shall apply to the indemnification granted hereunder.

                            ARTICLE VIII. DANA STOCK

8.1 TRANSFER AGENTS AND REGISTRARS. The Board shall appoint one or more transfer agents and registrars for Dana stock which the Board has authorized for issuance. Such agents shall serve at the Board's pleasure and may be removed by the Board at any time.

8.2 STOCK CERTIFICATES. The Board Chairman, the President and the Secretary shall each have the power to sign (manually or through facsimile) certificates for shares of Dana stock which the Board has authorized for issuance.

8.3 DIVIDENDS. The Board shall determine when to pay dividends on outstanding shares of Dana stock, including the amount of each dividend, the form of payment (cash or stock) and the dividend record and payment dates.

8.4 LOST CERTIFICATES. A shareholder claiming that any certificate for Dana stock has been lost or destroyed shall furnish the Secretary with an affidavit stating the facts relating to such loss or destruction. The shareholder shall be entitled to have a new certificate issued in the place of the certificate which is claimed to be lost or destroyed if
         (i) the affidavit is satisfactory to the Secretary and (ii) if requested by the Secretary, the shareholder gives a bond (in form and amount satisfactory to the Secretary) to protect Dana and other persons from any liability or expense that might be incurred upon the issue of a new certificate by reason of the original certificate remaining outstanding.

                          ARTICLE IX. RIGHTS AGREEMENT

9.1 RIGHTS AGREEMENT. Any restrictions which are deemed to be imposed on the transfer of Dana securities by the Rights Agreement dated as of April 25, 1996, between Dana and The Bank of New York (successor Rights Agent to Chemical Mellon Shareholder Services, L.L.C.), or by any successor or replacement rights plan or agreement, are hereby authorized.

                      ARTICLE X. CONTROL SHARE ACQUISITIONS

10.1 CONTROL SHARE ACQUISITIONS. Article 14.1 of the Virginia Stock Corporation Act shall not apply to the acquisition of shares of Dana stock.

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                               ARTICLE XI. GENERAL

11.1 RELIANCE ON BOOKS AND RECORDS AND EXPERTS. Unless he or she has knowledge or information concerning the matter in question that makes reliance unwarranted, any Dana director or officer is entitled to rely on information, opinions, reports or statements (including financial statements and other financial data) which are prepared or presented by
         (i) one or more officers or employees of Dana whom the director or officer believes, in good faith, to be reliable and competent in the matters presented or (ii) legal counsel, public accountants or other persons as to matters which the director or officer believes, in good faith, are within the individual's professional or expert competence.

                         ARTICLE XII. BY-LAW AMENDMENTS

12.1 AMENDMENTS. The Board by resolution, or the shareholders, may amend or repeal these By-Laws from time to time, subject to any limitations imposed by Dana's Articles and Virginia Law.

                         ARTICLE XIII. EMERGENCY BY-LAWS

13.1. WHEN INVOKED. This Article XIII (the Emergency By-Laws) shall be operative during any Emergency (as defined herein), notwithstanding any different provision in the preceding Articles of these By-Laws, Dana's Articles or Virginia Law (other than Virginia Law provisions relating to emergency by-laws). An Emergency shall exist when a quorum of the Board cannot readily be assembled pursuant to Sections 4.4 and 4.5 because of a catastrophic event. To the extent not inconsistent with these Emergency By-Laws, the provisions of the preceding Articles of these By-Laws shall remain in effect during any Emergency and, upon the termination of the Emergency, these Emergency By-Laws shall cease to be operative unless and until another Emergency shall occur.

13.2     APPLICATION. During any Emergency:

         (a) NOTICE. Any director or any officer listed in Section 6.2(a) through (f) may call a meeting of the Board. The notice of such meeting shall specify the date, time and place of the meeting and, to the extent feasible, shall be given in accord with Section 4.5, provided, however, that the notice may be given only to such of the directors as it may be feasible to reach at the time, by such means as may be feasible at the time, including publication or radio, and at a time less than 12 hours before the meeting if deemed necessary by the person giving notice. Notice shall be similarly given, to the extent feasible, to the other persons referred to in Section 13.2(b).

         (b) MEETINGS. At any meeting of the Board pursuant to these Emergency By-Laws, a quorum shall consist of a majority of directors then in office. If the directors present at any particular meeting are fewer than the number required for such quorum, other persons present as referred to below, to the number necessary to make up such quorum, shall be deemed directors for such particular meeting, as determined by the following provisions and in the following order of priority:

                  (i) the officers listed in Section 6.2(a) through (f), in the order of their seniority of first election to such offices, or if two or more shall have been first elected to such offices on the same day, in the order of their seniority in age; and

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                  (ii)     any other persons that are designated on a list that
                           shall have been approved by the Board before the Emergency, such persons to be taken in such order of priority and subject to such conditions as may be provided in the resolution approving the list.

         (c) LINES OF SUCCESSION. Before or during any Emergency, the Board may provide for, and from time to time modify, lines of succession in the event that during the Emergency, any or all officers of Dana shall for any reason be rendered incapable of discharging their duties.

         (d) PRINCIPAL OFFICE. Before or during any Emergency, the Board may change Dana's principal business office or designate several alternative offices, or may authorize any of the officers listed in Section 6.2(a) through (f) so to do.

         (e) LIABILITY. No Dana director, officer or employee shall be liable for action taken in good faith in accordance with these Emergency By-Laws.

         (f) REPEAL OR AMENDMENT. These Emergency By-Laws shall be subject to repeal or amendment by action of the Board or the shareholders, except that no such repeal or change shall modify the provisions of Section 13.2(e) with regard to any action or inaction prior to the time of such repeal or change. Any such amendment of these Emergency By-Laws may make any further or different provision that may be practical and necessary for the circumstances of the Emergency.

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